Exhibit 10.2

ASSET PURCHASE AGREEMENT

by and between

TESCO CORPORATION,

CHEYENNE SERVICES, LTD.

and

Carlos A. Torres

dated

November 1, 2005

Exhibit A	Escrow Agreement
Exhibit B	Assignment and Bill of Sale
Exhibit C	Lease Agreement

Schedule 1.01(a)	Equipment
Schedule 1.01(b)	Scheduled Contracts
Schedule 1.01(e)	Patent Rights
Schedule 1.01(g)	Permits
Schedule 1.01(i)	Bank Accounts
Schedule 1.02	Excluded Assets
Schedule 2.01	Rick Garland Patents
Schedule 2.02	Net Working Capital
Schedule 2.03(a)-1	Depreciated Value of Acquired Assets
Schedule 2.03(a)-2	Self Constructed Assets
Schedule 2.06	Purchase Price Allocation
Schedule 3.01	Assumed Liabilities
Schedule 3.02	Retained Liabilities
Schedule 3.02(g)	Indebtedness
Schedule 6.03	Encumbrances
Schedule 6.03-1	Tax Exceptions
Schedule 6.05	Absence of Changes
Schedule 6.06(b)-1	Title
Schedule 6.06(b)-2	Repairs/Maintenance
Schedule 6.07	Scheduled Permits
Schedule 6.08	Contracts
Schedule 6.09(a)	Seller Intellectual Property
Schedule 6.09(b)	Ownership of Intellectual Property
Schedule 6.09(c)	Infringement
Schedule 6.09(d)	IP Fees and Payments
Schedule 6.11	Tax Matters
Schedule 6.13	Business Employees
Schedule 6.14	Plans
Schedule 6.15(a)	Environmental Permits
Schedule 6.15(c)	Compliance with Environmental Laws
Schedule 6.16(a)	Real Property
Schedule 6.17	Major Customers, Vendors/Suppliers
Schedule 6.18	Insurance
Schedule 6.20	Inventories
Schedule 6.25	Financial Statements
Schedule 6.26	Safety Performance
Schedule 8.01	Conduct of Business
Schedule 8.05	Employment Claims
Schedule 8.10	Franks’ Patent
Schedule 11.05	Arbitration Provisions

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of the 1st day of November, 2005, by and between TESCO CORPORATION, an Alberta corporation (the “Purchaser”), CHEYENNE SERVICES, LTD., a Texas limited partnership (the “Seller”), and Carlos A. Torres (“Torres”).

WHEREAS, Seller desires to sell and Purchaser desires to purchase certain assets which are referenced as Acquired Assets in Section 1.01 below, which comprise Seller’s casing and tubular running business and inspection services business which includes (i) equipment and expertise used in the handling, running, installation and removal of tubing and casing, (ii) related services including wellsite supervision of said running, installation and removal, (iii) assembly torque monitoring services, and (iv) the sale of certain consumable items related thereto (the “Business”).

WHEREAS, Cheyenne Houston Management LLC, a Texas limited liability company (“CHM”), is the sole general partner of the Seller, Torres is the sole limited partner of Seller and Torres is the sole member of CHM;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, Purchaser, Seller and Partner agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article IV hereof, Seller shall sell, assign, transfer, and deliver to Purchaser, and Purchaser shall purchase, acquire, and take assignment and delivery of all of the following assets (all of which assets are hereinafter referred to collectively as the “Acquired Assets”):

(a) all right, title and interest of Seller in and to the equipment, machinery, furniture and furnishings, computers and computer hardware (including processing units, terminals, disk drives, tape drives, printers, keyboards, screens, and peripherals), vehicles, trailers, apparatus, tools, dies, appliances, implements and other tangible personal property used or usable in the Business including the personal property listed on Schedule 1.01(a) hereto (the “Equipment”);

(b) all right, title and interest of Seller in, to and under the contracts and agreements described on Schedule 1.01(b) hereto (the “Scheduled Contracts”) and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to any of the Scheduled Contracts;

(c) all right, title and interest of Seller in and to inventories, including parts and spare parts inventories, chemicals, finished goods, products, work-in-progress, raw materials and other inventories (“Inventories”) used in the Business or usable in the Business as it is presently conducted;

(d) all of Seller’s books, records, papers and instruments of whatever nature and wherever located that relate to the Acquired Assets or which are required or necessary in order for Purchaser to conduct the Business from and after Closing in the manner in which the Business is presently being conducted, including, without limitation, copies of specifications, blue prints, drawings, designs, sales, promotional and marketing literature, accounting and financial records, personnel and labor records, subject to any applicable legal restrictions, sales and property tax records and returns, sales records, but excluding income tax records and returns and corporate minute book and stock records;

(e) all right, title and interest of Seller in all patents and patent applications listed in Schedule 1.01(e) (“Patent Rights”), all trademarks, technology, know-how, data, copyrights, tradenames, service marks, licenses and other intellectual property (“Intellectual Property”) used in the conduct of the Business, including, without limitation, all software, all of Seller’s rights under any licenses related to Seller’s use, at any time, of computer equipment, hardware or software;

(f) any lists in the possession of Seller that identify customers to whom sales have been made in connection with the operation of the Business and vendors from whom supplies are purchased in connection with the operation of the Business;

(g) all right, title and interest of Seller in and to all permits, authorizations, certifications, approvals, ordinances, licenses and other similar rights (“Permits”) used or usable in the conduct of the Business, to the extent assignable, including the Permits listed on Schedule 1.01(g);

(h) all right, title and interest in and to the names “Cheyenne Services, Inc. and Cheyenne Services, Ltd.” and any derivative thereof used in the Business but excluding the names “Cheyenne Fluid Services, Inc.” and “Cheyenne Supply, Inc.”;

(i) the bank accounts referenced on Schedule 1.01(i);

(j) all current assets of Seller determined in accordance with generally accepted accounting principles; and

(k) all other assets, know-how, technology, trade secrets, goodwill and rights of every kind and nature, real or personal, tangible or intangible, owned, used or held for use by Seller in the Business as of the Closing.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, Seller is not selling, and Purchaser is not purchasing pursuant to this Agreement, any of the assets of Seller listed on Schedule 1.02, and the term “Acquired Assets” shall not include the assets listed on Schedule 1.02.

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price. Purchaser shall pay to Seller, as the aggregate purchase price (the “Purchase Price”) for the Acquired Assets (i) an amount equal to $17,000,000

(reduced by an amount equal to the quotient of $10,000 times the number of days from and after October 24, 2005 through and including the Closing Date) consisting of (a) a cash amount equal to $16,000,000 (reduced by an amount equal to the quotient of $10,000 times the number of days from and after October 24, 2005 through and including the Closing Date) payable to Seller and (b) a cash amount equal to $1,000,000 payable, on behalf of Seller, to Rick Garland to satisfy the Company’s obligation to acquire all right, title and interest of his in and to the patents listed on Schedule 2.01, (ii) the Additional Depreciated Fixed Assets Amount (as defined in Section 2.03), and (iii) a contingent payment up to $3,000,000 (plus interest), such contingent payment being payable in accordance with and secured by the cash held in the escrow agreement in the form attached as Exhibit A. The cash portion of the purchase price payable to Seller will be subject to adjustment as provided in Sections 2.02, 2.03 and 2.04.

Section 2.02 Purchase Price Adjustment.

(a) For purposes of establishing the Purchase Price, Purchaser and Seller have assumed that the Net Working Capital (as defined below) of Seller as of the Closing Date will be $1,236,700 (the “Net Working Capital Threshold”). “Net Working Capital” shall mean total current assets being acquired by Purchaser less total current liabilities being assumed by Purchaser as more particularly described on and calculated in accordance with the accounting principles and methodologies referenced on Schedule 2.02.

(b) Within five days prior to Closing, Seller shall prepare and deliver to Purchaser a certificate (the “Pre-Closing Working Capital Certificate”) of an authorized officer of Seller setting forth Seller’s good faith estimate of Seller’s Net Working Capital as of the Closing Date (the “Estimated Closing Date Net Working Capital”). From and after the delivery of the Pre-Closing Working Capital Certificate, Purchaser shall be permitted to review Seller’s working papers relating to the preparation of the Pre-Closing Working Capital Certificate, and Seller shall provide Purchaser with reasonable access to the persons involved in preparing or reviewing such Pre-Closing Working Capital Certificate. Seller shall revise the Pre-Closing Working Capital Certificate based on Purchaser’s reasonable objections to the amounts set forth therein. If the Estimated Closing Date Net Working Capital set forth in the Pre-Closing Working Capital Certificate exceeds the Net Working Capital Threshold, then the Purchase Price will be increased and Purchaser shall pay as an addition to the cash portion of the Purchase Price payable at Closing an amount equal to such excess. If the Estimated Closing Date Net Working Capital set forth in the Pre-Closing Working Capital Certificate is less than the Net Working Capital Threshold, then the Purchase Price will be reduced and the cash portion of the Purchase Price payable by Purchaser at Closing shall be reduced by such difference.

(c) As soon as reasonably practicable following the Closing Date, and in any event within 45 days thereafter, Purchaser shall prepare and deliver to Seller a certificate (the “Post-Closing Working Capital Certificate”) of an authorized officer of Purchaser setting forth Purchaser’s good faith calculation of the actual Net Working Capital as of the Closing Date (the “Final Closing Date Net Working Capital”). From and after the delivery of the Post-Closing Working Capital Certificate, Seller shall be permitted to review Purchaser’s working papers relating to the preparation of the Post-Closing Working Capital Certificate, and Purchaser shall provide Seller with reasonable access to the persons involved in preparing or reviewing such Post-Closing Working Capital Certificate.

(d) (i) Within 20 days after Seller’s receipt of the Post-Closing Working Capital Certificate, Seller shall notify Purchaser as to whether Seller agrees or disagrees with the calculation of the Final Closing Date Net Working Capital as reflected on the Post-Closing Working Capital Certificate and, if Seller disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement. If Seller provides a notice of agreement or does not provide a notice of disagreement within such 20 day period, then Seller shall be deemed to have accepted the calculations and the amounts set forth in the Post-Closing Working Capital Certificate delivered by Purchaser, which shall then be final, binding and conclusive for all purposes hereunder. If any such notice of disagreement is timely provided, then Purchaser and Seller shall each use reasonable efforts for a period of 15 days thereafter to resolve any disagreements with respect to the calculations in the Post-Closing Working Capital Certificate.

(ii) If, at the end of the 15-day resolution period, the parties are unable to resolve any disagreements as to items in the Post-Closing Working Capital Certificate, then KPMG, LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Purchaser and Seller) shall resolve any remaining disagreements. If within 4 days KPMG, LLP is unwilling or unable to serve in such capacity then Deloitte & Touche LLP shall be requested to serve in such capacity. If within 4 days Deloitte & Touche LLP is not willing or able to serve in such capacity, then Seller shall within 10 days from Deloitte & Touche LLP’s failure to serve to deliver to Purchaser a listing of three other accounting firms of recognized national or regional standing none of which has performed audit services for Seller within the last three years and Purchaser shall within 10 days after receipt of such list, select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, but in any event within 30 days after the date on which such dispute is referred to the Accountant any disputed items required to determine Seller’s actual Net Working Capital as of the Closing. The costs and expenses of the Accountant shall be allocated between Seller and Purchaser so that Seller’s share of such fees and expenses shall be in the same proportion that the aggregate amount of the disputed items submitted by Seller to the Accountant that is unsuccessfully disputed by Seller (as finally determined by the Accountant) bears to the total amount of all disputed items so submitted by Seller to the Accountant. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder.

(iii) Within five Business Days of the date on which the last disputed item required to determine the actual Net Working Capital as of the Closing is resolved pursuant to this Section 2.02, Purchaser shall pay to Seller an amount equal to the excess, if any, of the Final Closing Date Net Working Capital minus the Estimated Closing Date Net Working Capital, or Seller shall pay to Purchaser an amount equal to the excess, if any, of the Estimated Closing Date Net Working Capital minus the Final Closing Date Net Working Capital.

Section 2.03 Purchase Price Adjustment – Depreciated Fixed Assets. (a) The purchase price payable at Closing will be increased by the “Additional Depreciated Fixed Assets Amount”. “Additional Depreciated Fixed Assets Amount” shall include (1) the actual cost of assets acquired by Seller after February 28, 2005 (as evidenced by third party invoices)

reduced by depreciation through the Closing Date as reflected on Schedule 2.03(a)-1; plus (2) the direct actual cost of the self constructed assets (as evidenced by third party invoices) plus a mutually agreed labor charge for related Seller employee time reduced by depreciation through the Closing Date as reflected in Schedule 2.03(a)-2. Depreciation, as referenced herein, shall be calculated in accordance with the depreciation methods referenced on Schedule 2.03(a)-1 and 2.03(a)-2.

(b) At the Closing, Seller and Purchaser shall agree to an estimate of the actual costs of assets purchased after February 28, 2005 and the actual cost of self constructed assets to be included in the calculation of the Additional Depreciated Fixed Assets Amount (the “Estimated Costs”). As soon as reasonably practicable following the Closing Date, and in any event within 45 days thereafter, Purchaser shall review the supporting detail and documentation provided by Seller in support of the Estimated Costs. Within 60 days following the Closing Date, Purchaser shall notify Seller as to whether the Purchaser agrees or disagrees with the Estimated Costs proposed by Seller and, if Purchaser disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement which may be a statement that the documentation provided by Seller does not fully support the Estimated Costs. If Purchaser provides a notice of agreement or does not provide a notice of disagreement within such 60-day period, then Purchaser shall be deemed to have accepted the statement of Estimated Costs. If any such notice of disagreement is timely provided, then Purchaser and Seller shall each use reasonable efforts for a period of 15 days thereafter to resolve any disagreements with respect to the calculation of Estimated Costs.

(c) If, at the end of the 15-day resolution period, the parties are unable to resolve any disagreements as to items in the statement of Estimated Costs, then the Accountant shall be charged with determining, as promptly as practicable, but in any event within 30 days after the date on which such dispute is referred to the Accountant any disputed items required to determine Seller’s actual costs with respect to the subject assets. The costs and expenses of the Accountant shall be allocated between Seller and Purchaser so that Purchaser’s share of such fees and expenses shall be in the same proportion that the aggregate amount of the disputed items submitted by Purchaser to the Accountant that is unsuccessfully disputed by Purchaser (as finally determined by the Accountant) bears to the total amount of all disputed items so submitted by Purchaser to the Accountant. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder.

(d) If the Accountant concludes that the Estimated Costs in dispute were overstated or are not properly supported by the documentation provided by Seller, then Seller shall within five Business Days of such determination, pay to Purchaser an amount equal to the Estimated Costs in dispute.

Section 2.04 Prorations; Adjustments. (a) All personal property taxes and ad valorem taxes with respect to the Acquired Assets and all rent and other payments under or pursuant to the Scheduled Contracts shall be apportioned and shall be adjusted, as of the Closing Date, and the net amount thereof shall be added to or deducted from, as the case may be, that portion of the Purchase Price paid by Purchaser on the Closing Date. If the amount of any item is not known at the time of Closing, it shall be apportioned on a basis which is agreed to by Purchaser and Seller prior to the payment of the Purchase Price with a reapportionment at the later of the payment of the balance of the Purchase Price under Section 2.02 hereof or when definitive data is available.

(b) Seller shall pay all sales, use, and other transfer taxes with respect to the sale and Purchaser’s purchase of the Acquired Assets.

Section 2.05 Like Kind Exchange. Purchaser may consummate the purchase of all or part of the Assets as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that (i) all costs, fees and expenses attendant to the Exchange shall be the responsibility of Purchaser and (ii) Seller shall not be required to acquire or hold title to any property or assets other than the Acquired Assets for purposes of consummating the Exchange but rather the Exchange shall be effected through an assignment by Purchaser of its rights under this Agreement to a qualified intermediary. In the event that all conditions precedent to the consummation of the transaction have been satisfied, Seller hereby agrees that the Closing may be delayed to permit Purchaser to effect the Exchange, provided that in no event may Seller delay such Closing beyond the date set forth in Section 10.01(e) hereof. Seller shall not, by this Agreement or acquiescence to the Exchange, (1) have its rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2.06 Allocation of Consideration. Seller and Purchaser agree that the sale of the Business is subject to Section 1060 of the Code. The Purchase Price shall be allocated among the Acquired Assets in accordance with Schedule 2.06. Purchaser and Seller agree (a) that the allocations set forth in Schedule 2.06 have been made in accordance with the Code, (b) to treat and report for income tax purposes the transactions contemplated by this Agreement in a manner consistent with such allocation, (c) not to take any action for income tax purposes inconsistent with such allocation. Seller and Purchaser shall duly prepare and timely file such reports and information returns as may be prescribed under Section 1060 of the Code, including Form 8594, and any similar returns or reports required under other applicable law, to report the allocation of the Purchase Price in accordance with Schedule 2.06. Seller and Purchaser acknowledge and agree that the allocations made pursuant to this Section 2.06 are solely for income tax purposes. Seller and Purchaser will notify the other in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

ARTICLE III

ASSUMED LIABILITIES; RETAINED LIABILITIES

Section 3.01 Assumed Liabilities. Except as expressly referenced in Schedule 3.01 attached hereto (the “Assumed Liabilities”), Purchaser shall not assume, and shall not be deemed to have assumed, any liability or obligation of Seller whatsoever, including any liability or obligation relating to the Acquired Assets.

Section 3.02 Retained Liabilities. Except as expressly referenced in Schedule 3.02 attached hereto, Seller acknowledges and agrees that it is responsible for and shall indemnify and hold harmless Purchaser from and against any and all claims, liabilities, losses or obligations arising out of or relating to the following (“Retained Liabilities”):

(a) any accrued salaries, bonuses or other accrued compensation or employee benefits (except vacation time to the extent, if any, expressly included in the Assumed Liabilities) of any employees of Seller or its Affiliates with respect to the period prior to the Closing Date;

(b) any obligations to employees or consultants of Seller or its Affiliates under any employment, consulting, change of control or severance agreements;

(c) all obligations of Seller under this Agreement;

(d) all taxes with respect to the ownership of the Acquired Assets or conduct of the Business prior to the Closing;

(e) all fees and expenses owed by Seller or its Affiliates to third parties incurred in connection with the sale of the Acquired Assets;

(f) any contracts, agreements or instruments to which Seller or any of its Affiliates is a party or any of the Acquired Assets are bound, whether or not relating to the Business other than liabilities arising after the Closing under Scheduled Contracts;

(g) all obligations of Seller with respect to any indebtedness, including but not limited to indebtedness for borrowed money and the other obligations described on Schedule 3.02(g); and

(h) the business, operations or activities conducted by Seller or any Affiliate in connection with the Business or the Acquired Assets prior to the Closing other than the Assumed Liabilities.

ARTICLE IV

THE CLOSING

Section 4.01 Time and Place. The closing of the transfer and delivery of the documents and instruments necessary to consummate the purchases and sales contemplated by this Agreement (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas, at 9 a.m. (Houston, Texas time) on November 1, 2005, or at such other time or place as Purchaser and Seller may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the “Closing Date.”

Section 4.02 Documents to be Delivered By Seller. At the Closing:

(a) Seller shall execute and deliver to Purchaser (or its designee) an Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit B, conveying to Purchaser (or such designee) good and marketable title to the Acquired Assets being purchased from Seller;

(b) Seller shall execute and deliver to Purchaser (or its designee) such other instrument or instruments of sale, transfer and assignment transferring, assigning and conveying the Acquired Assets as shall be appropriate to vest in Purchaser (or such designee) good and marketable title to such assets;

(c) Seller shall deliver a copy of the resolutions adopted by the Partners of the Seller, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in each case duly certified as of the Closing Date by the Secretary or any Assistant Secretary of Seller;

(d) Seller shall deliver a copy of the certificate of limited partnership of Seller certified as true and correct by its secretary and a certificate of good standing of Seller issued by the Secretary of State of the State of Texas as of a date not more than 10 days prior to the Closing Date;

(e) To the extent any consents or approvals shall be necessary to any of the transactions, herein contemplated, or to the effective transfer or assignment of any of the assets being purchased by Purchaser from Seller, Seller shall have delivered all such consents or approvals in writing in a form satisfactory to Purchaser;

(f) Seller shall cause Rick L. Garland, Dan Wiggins and Errol A. Sonnier to execute and deliver to Purchaser Employment Agreements (including non-competition covenants) in form satisfactory to Purchaser, such Employment Agreement to have a term of three years and provide for compensation and benefits that are the same as, or substantially equivalent to, the respective compensation and benefits currently accorded to each such employee by Seller;

(g) Seller shall deliver evidence satisfactory to Buyer (i) of the release (subject to filing with the applicable governmental authority) of all Encumbrances (as defined in Section 6.03 below) affecting the Acquired Assets, and (ii) that, with respect to the Acquired Assets, all amounts owing under any indebtedness, including the indebtedness described on Schedule 3.02(g), have been paid in full or otherwise terminated;

(h) Seller shall execute and deliver lease agreements (the “Founder Lease Agreements”) respecting the property of Seller located at Houston, Texas; Springtown, Texas; and Lafayette, Louisiana in the forms attached hereto as Exhibit C.

(i) Seller shall deliver Phase I environmental reports respecting the real property related to the Lease Agreements and Founder Lease Agreements;

(j) Seller shall deliver to Purchaser such other agreements and instruments as may reasonably be required to consummate the transactions contemplated by this Agreement;

(k) Seller shall deliver documents reasonably satisfactory to Purchaser evidencing the purchase by the Seller of the rights held by Rick Garland in U.S. patents No. 4,938,109, No. 5,732,909 and No. 5,992,801 transfer of such patent rights to Purchaser as part of the Acquired Assets free and clear of any Encumbrances; and

(l) Seller shall deliver to Purchaser documents sufficient to release all Encumbrances against the Acquired Assets, including any liens with respect to any and all outstanding indebtedness including equipment loans at Sterling Bank.

Section 4.03 Documents to be Delivered by Purchaser. At the Closing:

(a) Purchaser shall pay the cash portion of the Purchase Price referenced in Section 2.01(i)(a) to Seller;

(b) Purchaser shall pay the cash portion of the Purchase Price referenced in Section 2.01(i)(b) to Rick Garland on behalf of Seller;

(c) Purchaser shall deliver the contingent payment amount referenced in Section 2.01(i)(c) to the escrow agent under the Escrow Agreement;

(d) Purchaser shall deliver to Seller a copy of the resolutions adopted by the Board of Directors of Purchaser, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in each case duly certified as of the Closing Date by the Secretary or any Assistant Secretary of Purchaser; and

(e) Purchaser shall deliver to Seller such other agreements and instruments as may reasonably be required to consummate the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.01 Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions:

(a) The representations and warranties of Seller herein contained shall be true and correct on and as of the Closing Date with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

(b) Seller shall have performed and complied, in all material respects, with the covenants and agreements contained in this Agreement that are required to be performed or complied with by Seller on or prior to the Closing Date.

(c) Seller shall have secured in writing all necessary consents and approvals, in form and substance satisfactory to Purchaser, by and from all third parties whose consent and approval is required by contract or law for the consummation of the transactions herein contemplated.

(d) Seller shall have delivered all documents required to be delivered by Seller at Closing, as more specifically set forth in Article IV of this Agreement, in each case in form and substance reasonably satisfactory to Purchaser.

(e) The parties hereto shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to Purchaser, by and from all parties, including regulatory agencies and other governmental authorities and agencies, whose order, consent, approval or clearance is required by contract or law for the consummation of the transactions herein contemplated.

(f) There shall not have been any material adverse change in the Acquired Assets or the Business since February 28, 2005 or the ability of the Purchaser to use or operate the Acquired Assets or conduct the Business as used, operated or conducted by Seller in a manner consistent with Seller’s past practices.

(g) Purchaser shall have completed its due diligence of the Acquired Assets and the Business, the results of which shall be satisfactory to Purchaser in its sole and absolute discretion.

(h) The Phase I environmental reports relating to the real property shall have been delivered to Purchaser and shall be reasonably satisfactory to Purchaser.

(i) Messrs. Scrantz and Sonnier shall have terminated their existing royalty agreements with Seller and shall have entered into new royalty agreements or other compensation arrangements reasonably satisfactory to Purchaser.

(j) There shall be no pending or threatened litigation relating to this Agreement or the transactions contemplated hereby.

(k) Torres and Purchaser shall have entered into a letter agreement with respect to certain rights of Purchaser relating to certain developing technologies and products held by Torres or his Affiliates relating to the Business.

Section 5.02 Seller’s Conditions to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(a) The representations and warranties of Purchaser herein contained shall be true and correct on and as of the Closing Date with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

(b) Purchaser shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed or complied with by Purchaser on or prior to the Closing Date.

(c) Purchaser shall have delivered all documents required to be delivered by Purchaser at Closing, as more specifically set forth in Article IV hereof, in each case in form and substance reasonably satisfactory to Seller.

(d) The parties hereto shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to Seller, by and from all parties, including regulatory agencies and other governmental authorities and agencies, whose order, consent, approval or clearance is required by contract or law for the consummation of the transactions herein contemplated.

(e) There shall be no pending or threatened litigation relating to this Agreement or the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Partner, jointly and severally, represent and warrant to Purchaser as follows:

Section 6.01 Organization of Seller; Authority. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas. Seller has all requisite power and authority to own and hold the Acquired Assets owned or held by it, to carry on the Business in each jurisdiction where the Business is conducted, and to own or lease and operate its properties as such Business is now conducted and such properties are now owned, leased, or operated. Seller has all requisite power and authority to execute and deliver this Agreement and all other agreements, documents, and instruments contemplated hereby and to carry out all actions required of Seller pursuant to the terms of this Agreement and such other agreements. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. All related agreements to be entered into by Seller at Closing will, at Closing, have been duly executed and delivered by Seller and will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

Section 6.02 Noncontravention. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance (as defined in Section 6.03 below) upon any assets or property of Seller (including, without limitation, any of the Acquired Assets) pursuant to (a) the charter documents, bylaws or other organizational documents of Seller, each as amended to date; (b) any contract, agreement or commitment (including the Scheduled Contracts) to which Seller is a party or by which Seller or any of its assets or properties (including, without limitation, any of the Acquired Assets) is bound, or to which Seller or any of such assets or properties (including, without limitation, any of the Acquired Assets) is subject; or (c) any statute or any judgment, decree, order, regulation, or rule of any court or governmental authority to which Seller is subject.

Section 6.03 Title to Acquired Assets. Except as described in Schedule 6.03-1, Seller is the lawful owner of, has good and valid record and marketable title to, and has the full right to sell, convey, transfer, assign, and deliver the Acquired Assets to Purchaser. Except as set forth on Schedule 6.03, all of the Acquired Assets are held by Seller free and clear of any security interest, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, or restrictions against the transfer or assignment thereof (collectively, “Encumbrances”). At and as of the Closing, Seller will convey the Acquired Assets to Purchaser by deeds, bills of sale, certificates of title, and instruments of assignment and transfer effective to vest in Purchaser, and Purchaser will have good and valid record and marketable title to all of the Acquired Assets, free and clear of all Encumbrances.

Section 6.04 No Equity Interests. Except as noted in Schedule 6.03, the Acquired Assets do not include any equity interest, or any security convertible, exercisable or exchangeable into any equity interest, in any person.

Section 6.05 Absence of Changes. Except as set forth on Schedule 6.05, since February 28, 2005:

(a) there has not been any material adverse change in Seller’s business financial condition, prospects, assets or operations or any occurrence or circumstance which could have such a material adverse change;

(b) the Acquired Assets and the Business have been operated and maintained in the ordinary course of business;

(c) there has not been any material damage, destruction or loss affecting any portion of the assets or properties of Seller related to the Business, whether covered by insurance or not;

(d) there has not been any sale, transfer, lease, abandonment, or other disposal of any property or assets of Seller related to the Business, except in the ordinary course of business and consistent with past practices with comparable replacement thereof;

(e) there has been no merger or consolidation of Seller with any other person or any agreement with respect thereto;

(f) there have been no dividends or other distributions declared or made by Seller;

(g) there has been no actual, pending or, to the Knowledge of Seller, threatened adverse change in the relationship of Seller or any of its Affiliates with any material customer, supplier, distributor or sales representative of the Business;

(h) neither Seller nor any of its Affiliates has entered into any employment, consulting, severance or indemnification agreement or an agreement with respect to a retention bonus with any of the employees of the Business, nor has Seller or any of its Affiliates incurred or entered into any collective bargaining agreement or other obligation to any labor organization or employee;

(i) there has not been any change by the Seller nor any of its Affiliates in the accounting principles, policies or treatments applicable to the Business or otherwise affecting the Acquired Assets;

(j) except for a change in the pay structure for Rick Garland, made effective 6-1-05 and merit raises for hourly paid employees made in the normal course of business, there has been no increase in the compensation or benefits of any officer or employee of the Business; and

(k) there is no contract or agreement to do any of the foregoing, except as expressly permitted by this Agreement.

Section 6.06 Personal Property.

(a) Except for items listed in Schedule 1.02, Schedule 1.01(a) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or held for use by Seller or any of its Affiliates in connection with the Business.

(b) Except for items listed on Schedule 1.02, the personal property included in the Acquired Assets (the “Personal Property”) constitutes all of the tangible personal property necessary for the continued ownership, use and operation of the Business consistent with the past practices of Seller since December 31, 2004 and with the practices of Seller as of the date hereof. Except as set forth on Schedule 6.06(b)-1, Seller has good and marketable title to such Personal Property free and clear of all Encumbrances. Upon the consummation of the transactions contemplated by this Agreement, Purchaser will have good and marketable title to the Personal Property free and clear of all Encumbrances. Except for equipment and tools undergoing normal rebuilding, repairs and maintenance as described in Schedule 6.06(b)-2, each item of Personal Property is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the ordinary course of business and remains in suitable and adequate condition for use consistent with its primary use since December 31, 2004 (or later acquisition date). Seller and its Affiliates have not deferred maintenance of any such item in contemplation of the transactions contemplated by this Agreement.

Section 6.07 Permits. Schedule 6.07 lists all Permits granted by any governmental authority and used or held by Seller or any of its Affiliates in connection with the ownership and operation of the Acquired Assets or conduct of the Business (the “Scheduled Permits”). The Scheduled Permits constitute all Permits necessary for the continued ownership, use and operation of the Business consistent in all material respects with the past practices of the Business since December 31, 2004. Except as set forth in Schedule 6.07, the Scheduled Permits are valid and in full force and effect and Seller and its Affiliates are not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of the Scheduled Permits.

Section 6.08 Contracts.

(a) Schedule 6.08 identifies each of the following contracts, agreements, commitments or arrangements (whether written or verbal, “Contracts”) used or usable in connection with or relating to the Business to which Seller or any of its Affiliates is a party or by which it or its properties is bound (each such identified Contract, a “Material Contract”):

(i) any Contract that provides for the payment by Seller or any of its Affiliates of more than $25,000 in any consecutive 12-month period or more than $25,000 over the remaining life of such Contract other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than 30 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

(ii) any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by Seller or any of its Affiliates of goods or services in excess of $25,000 in any 12-month period;

(iii) any Contract providing for a master services agreement or similar arrangement;

(iv) any Contract that could result in well control or environmental liability

(v) any Contract that grants any person the exclusive right to sell products or provide services within any geographical region other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than 30 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

(vi) any Contract that purports to limit the freedom of Seller or any of its Affiliates to compete in any line of business or to conduct business in any geographic location;

(vii) any Contract that is for the sale of goods or services and has not been substantially completed by Seller or any of its Affiliates as of the Closing Date and which (A) was entered into by Seller or any of its Affiliates on terms known at the time the Contract was entered into not to be commercially reasonable or (B) was entered into with the expectation that Seller or any of its Affiliates would incur a loss;

(viii) any Contract that was entered into outside of the ordinary course of business;

(ix) any Contract constituting a partnership, joint venture or other similar Contract;

(x) any Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale of accounts receivable, any Contract constituting a guarantee of debt of any third person or any Contract requiring Seller or any of its Affiliates to maintain the financial position of any other person;

(xi) any Contract in respect of Intellectual Property Rights granted to or by Seller or any of its Affiliates;

(xii) any lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $25,000 in any consecutive 12-month period;

(xiii) any Contract providing for the deferred payment beyond 30 days of any purchase price including any “earn out” or other contingent fee arrangement;

(xiv) any Contract between Seller, on the one hand, and any Affiliate of Seller, on the other hand (including any Contract providing for (i) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by this Agreement or (ii) the indemnification of such Affiliate by Seller);

(xv) any Contract with any governmental authority; and

(xvi) any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts.

(b) True and complete copies (including all amendments) of each written Material Contract, and written summaries of each verbal Material Contract, have been provided to Purchaser. Except as disclosed in Schedule 6.08: (i) each Material Contract is the legal, valid obligation of Seller, and to the Knowledge of Seller, any other person party thereto, binding and enforceable against Seller and, to the Knowledge of Seller, any other person party thereto, in accordance with its terms; (ii) each Material Contract has not been terminated, and neither Seller nor, to the Knowledge of Seller, any other person is in material breach or default thereunder, and to the Knowledge of Seller no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to Seller or acceleration thereunder; (iii) no party has asserted or has any right to offset, discount or otherwise abate any amount owing under the Material Contract except as expressly set forth in such Contract; and (iv) neither of Seller nor any of its Affiliates is a party to any Contract described in Section 6.08(a) that is not disclosed in Schedule 6.08.

(c) Except as disclosed in Schedule 6.08, each Material Contract may be assigned to Purchaser without the consent of any party thereto in connection with the transactions contemplated by this Agreement nor that the assignment of any such Material Contract will not provide any party thereto the right to terminate any such Material Contract or alter the rights and obligations of the parties thereto or the terms of any such Material Contract in any material respect.

Section 6.09 Intellectual Property.

(a) Schedule 6.09(a) identifies all Intellectual Property Rights owned or used in the conduct of the Business (the “Seller Intellectual Property”). The Seller Intellectual Property constitutes all Intellectual Property Rights necessary for the continued operation of the Business consistent with the past practices of the Business since December 31, 2004.

(b) Except as set forth on Schedule 6.09(b), Seller has ownership of, or valid licenses to use, all of the Seller Intellectual Property, free and clear of all Encumbrances. All consents required under the Seller Intellectual Property in connection with the transactions contemplated by this Agreement have been obtained and furnished in writing to Purchaser. Upon the consummation of the transactions contemplated by this Agreement, Purchaser will have good and marketable title to the Seller Intellectual Property free and clear of all Encumbrances.

(c) Except as disclosed on Schedule 6.09(c), during the three-year period preceding the date of this Agreement, none of Seller or its Affiliates has been a party to any judicial or administrative proceeding alleging, nor has Seller or any Affiliate of Seller been notified during such three-year period of any allegation of, any infringement or misappropriation of any item of Seller Intellectual Property, whether owned by Seller or any other person. To the Knowledge of Seller, there has been no other material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by Seller of any Intellectual Property Rights of third persons or of any continuing material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by any other person of any of the Seller Intellectual Property. No Seller Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.

(d) Except as set forth on Schedule 6.09(d), all statutory obligations and all fees, annuities and other payments which are due on or before the Closing Date for any of the Seller Intellectual Property including, without limitation, all United States or foreign patents, patent applications, trademark registrations, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid in full.

Section 6.10 Brokers’ Fees. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates could become liable or obligated.

Section 6.11 Taxes.

(a) Except as disclosed on Schedule 6.11, (i) all tax returns required to be filed by Seller or any of its Affiliates with respect to any of the Acquired Assets or the Business have been duly and timely filed with the appropriate governmental authority, (ii) all tax items required to be included in each such tax return have been so included and all such tax items and any other information provided in each such tax return is true, correct and complete, (iii) all taxes owed by Seller or any of its Affiliates with respect to any of the Acquired Assets or the Business that are or have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such tax return or late payment of any such tax, (v) all tax withholding and deposit requirements imposed with respect to any of the Acquired Assets or the Business have been satisfied in full in all respects, (vi) there are no Encumbrances on any of the Acquired Assets or the Business that arose in connection with any failure (or alleged failure) to pay any tax, (vii) there is no claim pending or threatened by any governmental authority in connection with any such tax, (viii) none of such tax returns are now under audit or examination by any governmental authority, (ix) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any such tax return or the assessment or collection of any such tax, and (x) Purchaser will not be liable as a successor or transferee for any unpaid taxes related to the Business or the Acquired Assets.

(b) For purposes of this Section 6.11, the terms “taxes,” “tax items” and “tax returns” shall have the meanings prescribed below:

(i) “tax” or “taxes” means any taxes, assessments, fees and other governmental charges imposed by any governmental authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

(ii) “tax items” means all items of income, gain, loss, deduction and credit and other tax items; and

(iii) “tax return” means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 6.12 Product and Service Warranty. No warranty claims have been asserted during the three year period prior to the date hereof in connection with the operation of the Acquired Assets or the Business from which Seller or any of its Affiliates have incurred costs in excess of $25,000.

Section 6.13 Employees; Employee Relations.

(a) Neither of Seller nor any of its Affiliates is a party to or bound by any collective bargaining agreement applicable to any employee involved in the Business (“Business Employee”), nor have Seller or any of its Affiliates experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes with respect to any Business Employee during the five-year period prior to the date of this Agreement. Neither Seller nor any of its Affiliates has committed any unfair labor practice with respect to any Business Employee during such five-year period. To the Knowledge of Seller, no organizational efforts are presently being made or threatened by or on behalf of any labor union with respect to any Business Employees.

(b) Except for unemployment compensation claims which will not adversely impact the Acquired Assets or Purchaser, no legal proceedings, charges, complaints, grievances or similar actions have been commenced with respect to Seller or any of its Affiliates under any laws or regulations affecting the employment relationship, and, to the Knowledge of Seller, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims. Seller and its Affiliates are not subject to any settlement or consent decree with any present or former employee, employee representative or any governmental authority relating to claims of discrimination or other claims in respect to employment practices and policies. No governmental authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of either of Seller or any of its Affiliates.

(c) Schedule 6.13 sets forth a true, correct and complete list, as of the Closing Date, of all Business Employees. The list described in the preceding sentence shows each Business Employee’s name, job title, original hire date, bonus paid or payable for calendar year 2004 and current base salary or base wages. Except for two pending worker’s compensation cases which will not adversely impact the Acquired Assets or Purchaser, as of the date of this Agreement, no current or former Business Employee of Seller is on a disability leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits. There are no loans or other obligations payable or owing by Seller or any of its Affiliates to any Business Employee, except salaries, wages and salary advances and reimbursement of expenses incurred and accrued in the ordinary course of business, nor are any loans or debts payable or owing by any such individuals to Seller or any of its Affiliates, nor have Seller or any of its Affiliates guaranteed any of such individual’s respective loans or obligations. There are no contracts of employment with any of the Business Employees except as listed on Schedule 6.13. True and complete copies (including all amendments) of each such contract of employment with any of the Business Employees have been provided to Purchaser.

Section 6.14 Employee Benefit Plans.

(a) Schedule 6.14 lists each of the following (collectively, the “Plans”) that is sponsored, maintained or contributed to as of the date hereof by Seller for the benefit of the current or former directors, officers or employees (or beneficiaries thereof) of Seller into categories corresponding with the applicable subsections of this Section 6.14:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

(ii) each stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, and each other employee benefit plan, agreement, arrangement, program, or practice that is not described in Section 6.14(a)(i).

(b) None of Seller nor any Affiliate of Seller, or any corporation, trade, business or entity under common control with Seller within the meaning of section 4.14(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “Commonly Controlled Entity”) sponsors, maintains contributes to or has an obligation to contribute to, nor has Seller, any Affiliate or any Commonly Controlled Entity at any time within six years prior to the Closing Date, sponsored, maintained, contributed to or had an obligation to contribute to, either (a) a multiemployer plan within the meaning of Section 3(37) of ERISA, (b) any plan subject to Title IV of ERISA or (c) any plan subject to Section 302 of ERISA or section 412 of the Code. With respect to each group health plan maintained by Seller, Seller has complied with the continuation of coverage requirements set forth in section 4980B(f) of the Code, Section 601 et. seq. of ERISA, and applicable state laws.

Section 6.15 Environmental Matters.

(a) Schedule 6.15(a) sets forth all environmental Permits required for operation of the Business. No additional environmental Permits are required for the sale and transfer of the Acquired Assets to Purchaser or are required to be obtained by Purchaser for the operation of the Business and use of the Acquired Assets by Purchaser as of the Closing Date. Except as otherwise disclosed in Schedule 6.15(a), the environmental Permits described therein are in full force and effect. There are no proceedings pending or threatened which might affect (i) the validity of any environmental Permits described in Schedule 6.15(a), (ii) the ability of Seller or Purchaser to obtain prior to the Closing Date any environmental Permit described in Schedule 6.15(a) which has not been obtained at the date of this Agreement, or (iii) the ability of Purchaser to obtain within the time specified by applicable environmental law any environmental Permit described in Schedule 6.15(a), nor is there any basis for any such proceeding.

(b) None of the Acquired Assets or other property used in the Business is subject to any Encumbrance imposed by or arising under any environmental law, and there are no proceedings pending or threatened for imposition of any such Encumbrance, nor is there any basis for any such Encumbrance or proceeding.

(c) The Business and the Acquired Assets are currently, and have at all times in the past been operated, in compliance with the requirements of applicable environmental laws except for minor instances as described in Schedule 6.15(c) that were corrected or remediated. Neither Seller nor any of its Affiliates have received any communication in any form from any governmental authority or any other person alleging that Seller is not in compliance with any environmental law applicable to the Business. To the Knowledge of Seller, there are no circumstances relating to the Business that may prevent or interfere with Purchaser’s compliance with all environmental laws applicable to the Business as of the Closing Date.

(d) There are no present or past actions, activities, circumstances, conditions, events or incidents, including, without limitation, any release of any hazardous materials, with respect to the Business or the Acquired Assets that could reasonably be expected to form the basis for assertion of any environmental liability against any owner or operator of the Business or the Acquired Assets. There has been no release of hazardous materials in connection with the Business for which all clean-up, remediation and restoration actions required under environmental laws have not been performed and completed to the satisfaction of the relevant governmental authority. There is no asbestos contained in or forming part of any equipment, property, building, building component, structure or office space used in connection with the Business.

(e) There are no proceedings pending or threatened against Seller or any of its Affiliates or any predecessor with respect to the operation of the Business, against the Business itself or any property or assets used therein, in which any violation of any environmental law is alleged or any environmental liability is asserted, nor is there any basis for any such proceeding.

(f) Seller has provided or made available to Purchaser all internal and external environmental audits, assessments, reports, studies, documents, and correspondence on environmental matters and compliance with environmental laws relating to the operation of the Business and use of the Acquired Assets that are in the possession or control of Seller.

Section 6.16 Property Matters.

(a) Except for the real property listed on Schedule 6.16(a) (which are Excluded Assets), Seller does not own or have any interest in any real property (beneficially or of record).

(b) Other than Seller, there are no parties physically occupying or using any portion of any real property covered by the Lease Agreements or the Founder Lease Agreements nor do any other parties have the right to physically occupy or use any portion of the real property covered by the Lease Agreements or the Founder Lease Agreements. Certificates of occupancy and all other material licenses, permits, authorizations and approvals required by any governmental authority having jurisdiction over such real property have been issued for Seller’s occupancy of the facilities located on the real property covered by the Lease Agreements and the Founder Lease Agreements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. Seller has not made application for rezoning of any of the real property covered by the Lease Agreements or the Founder Lease Agreements and, to the Knowledge of Seller, there are no proposed or pending changes to any zoning affecting the real property covered by the Lease Agreements or the Founder Lease Agreements. To the Knowledge of Seller, none of the real property covered by the Lease Agreements or the Founder Lease Agreements is within any area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Disaster Protection Act of 1973. To the Knowledge of Seller, the facilities located on the real property covered by the Lease Agreements and the Founder Lease Agreement are free from material structural and mechanical defects and have been used by Seller in the ordinary course of business and remain as of the date hereof in suitable and adequate condition for such continued use. There are no outstanding work orders issued by or on behalf of Seller with respect to any such facilities. Seller has such rights of entry to and exit from the real property covered by the Lease Agreements and the Founder Lease Agreements and the facilities located thereon as is necessary to carry on the Business consistent with past practices.

(c) To the Knowledge of Seller, all utilities (including, without limitation, water, sewer, gas, electricity, trash removal and telephone service) are available to the facilities located on the real property covered by the Lease Agreements and the Founder Lease Agreements in sufficient quantities and quality to adequately serve such facilities in connection with the current operation of the Business conducted therefrom.

(d) Seller has not received notice of a violation of any applicable ordinance or other law, order, regulation or requirement, including, without limitation, the Americans with Disabilities Act of 1990, as amended, and all rules and regulations promulgated thereunder (the “ADA”), and has not received notice of condemnation, lien, assessment or the like, relating to any part of the facilities located on the real property covered by the Lease Agreements or the Founder Lease Agreements or the operation thereof.

(e) The cost and responsibility for remediating any deficiencies noted in the Phase I environmental reports relating to the real property related to the Founder Lease Agreements shall be borne by Seller and Seller shall commence remediation immediately upon receipt of notice of such deficiency.

Section 6.17 Customers, Vendors and Suppliers.

(a) To the Knowledge of Seller, there is no present intent of any significant customer, vendor or supplier of the Business to discontinue or substantially alter its relationship as such with the Business or Purchaser upon consummation of the transactions contemplated hereby.

(b) Schedule 6.17 sets forth a list of the top 10 customers and top 10 vendor/suppliers of the Business for the fiscal year ended December 31, 2004 and for the eight months ended August 31, 2005.

Section 6.18 Insurance. Schedule 6.18 sets forth a true and complete list of all policies, binders, and insurance contracts under which the Business or any of the Acquired Assets is insured (the “Insurance Policies”). With respect to each Insurance Policy, Schedule 6.18 sets forth a true and correct description of (a) the scope of coverage, (b) the limits of liability, (c) deductibles and other similar amounts, and (d) the aggregate limits and available coverage (if less than the aggregate limits) as of the date hereof. Each of the Insurance Policies is in full force and effect, there has been no written notice of any cancellation or any threatened cancellation of any Insurance Policy, and Seller is a named insured or loss payee, as applicable, under each Insurance Policy.

Section 6.19 Books and Records. All books and records relating to the ownership and operation of the Business and the Acquired Assets are located at the premises of the Business to which such books and records primarily relate, have been maintained in accordance with applicable law and comprise all of the books and records relating to the ownership and operation of the Business and the Acquired Assets.

Section 6.20 Inventories. Seller owns its Inventories free and clear of all Encumbrances. Except as disclosed on Schedule 6.20, such Inventories were acquired for sale in the ordinary course of business and are in good and saleable condition and are not obsolete, slow moving or damaged. None of such inventory is subject to any consignment, bailment, warehousing or similar arrangement.

Section 6.21 Assets Necessary to the Business. At and following the Closing, the Acquired Assets transferred to Purchaser pursuant hereto (a) will constitute all of the assets necessary or required to permit Purchaser to carry on the Business in substantially the same manner as presently conducted by Seller and as conducted by Seller since December 31, 2004 and (b) constitute all of the assets of Seller and its Affiliates used in the Business presently and since December 31, 2004 other than the Excluded Assets.

Section 6.22 Conformity to Law. Seller has complied with, and is in compliance with, (a) all laws, statutes, governmental regulations, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, or similar commands applicable to the Business or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning, or other law, regulation, or ordinance); (b) all unwaived terms and provisions of all contracts, and agreements to which Seller is a party, or by which Seller or any of the Acquired Assets is subject; and (c) its charter documents, bylaws or other organizational documents, each as amended to date. Seller has not committed, been charged with, or, to its knowledge, been under investigation with respect to, nor does there exist, any violation of any provision of any law or regulation in respect of its Business or any of the Acquired Assets.

Section 6.23 Commissions. Seller does not and will not owe any commissions to any customer of Seller, and Seller is not obligated to pay any other amounts to or perform other obligations (other than routine servicing of customer accounts) for any customer of the Business.

Section 6.24 Absence of Certain Business Practices. Neither Seller nor any officer, employee or agent of Seller, nor any other person acting on its behalf, has, directly or indirectly, offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred U.S. dollars in the aggregate to any one individual in any year), or any commission payment, to any customer, supplier, government employee, political party or candidate for political office, or other person who is or may be in a position to help or hinder the Business (or to assist Seller in connection with any actual or proposed transaction) which (i) could subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding in any jurisdiction, including the United States and Canada, (ii) if not given in the past, could have had a material adverse effect on the Business or Acquired Assets, or (iii) if not continued in the future, could materially adversely effect the Business or Acquired Assets. Seller maintains a system of internal accounting controls adequate to ensure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

Section 6.25 Financial Statements. Attached hereto as Schedule 6.25 are copies of (a) the unaudited balance sheet of Seller at August 31, 2005 and the related unaudited statements of income for the eight-months then ended (collectively, the “Financial Statements”). Except as set forth on Schedule 6.25, the Financial Statements (including any related notes thereto) (i) fairly present the financial condition, assets and results of operations of Seller as of the respective dates thereof and for the respective periods covered thereby, and (ii) have been prepared from, and are in accordance with, the books and records of Seller.

Section 6.26 Safety Performance. Seller and the Business are in compliance in all material respects with all laws and regulations applicable to the Seller or the Business which impose safety standards or safety compliance requirements. Schedule 6.26 hereto accurately reflects the historical safety performance of the Seller and the Business for the periods designated in such schedule.

Section 6.27 Disclosure. No representation or warranty by Seller in this Agreement or in any exhibit, schedule, written statement, certificate, or other document delivered or to be delivered to Purchaser pursuant hereto, or in connection with the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the Business with proper and complete information as to Seller and the identity, value, and usability of the Acquired Assets.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Purchaser represents and warrants to Seller as follows:

Section 7.01 Organization and Standing of Purchaser; Authority. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Alberta. Purchaser has all requisite power and authority to execute and deliver this Agreement and all other agreements, documents and instruments contemplated hereby and to carry out all actions required of Purchaser pursuant to the terms of this Agreement and such other agreements. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 7.02 Noncontravention. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute, or create a default under, or result in the creation or imposition of any Encumbrances upon any assets or property of Purchaser pursuant to (a) the charter documents, bylaws or other organizational documents of Purchaser, each as amended to date; (b) any contract, agreement or commitment to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or to which Purchaser or any of such assets or properties is subject; or (c) any statute or any judgment, decree, order, regulation, or rule of any court or governmental authority to which Purchaser is subject.

Section 7.03 Brokers. Purchaser has not retained, utilized, or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

COVENANTS

Section 8.01 Conduct of Business. From the date of this Agreement through the Closing, except as set forth on Schedule 8.01, as contemplated by this Agreement, or as consented to by Purchaser in writing, (a) Seller shall (x) operate the Business in the ordinary course of business and (y) use reasonable efforts to preserve intact the Business and its relationship with customers, suppliers and others having relationships with the Business and (b) Seller shall not:

(i) change its accounting methods, policies or practices relating to the Business, except as required by GAAP;

(ii) make, amend or revoke any election with respect to taxes relating to the Business or Acquired Assets;

(iii) sell, assign, transfer, lease or otherwise dispose of any capital assets used or usable in the Business in excess of $5,000 individually or $25,000 in the aggregate, except in the ordinary course of business;

(iv) create any Encumbrances on any of the Acquired Assets;

(v) merge into or with or consolidate with any other person or acquire all or substantially all of the business or assets of any person;

(vi) declare or pay any dividend on, or make any other distribution with respect to, the securities of Seller;

(vii) make any change to its charter, bylaws or other organizational documents;

(viii) purchase any securities of any person;

(ix) take any action or enter into any commitment as part of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

(x) enter into any settlement of any pending or threatened litigation involving amounts of $10,000 or more;

(xi) incur any indebtedness except for any such indebtedness required in the ordinary course of business or that will be repaid in full at Closing;

(xii) terminate or cancel any insurance coverage, except for terminations that occur in the ordinary course of business and that are renewed in connection therewith;

(xiii) make any changes to its billing or pricing methods or practices;

(xiv) materially change the timing and recognition of allowances, rebates or concessions from suppliers;

(xv) hire or terminate any employee or take any actions that would lead to significant loss of services of employees, except, in both cases, for terminations for cause;

(xvi) take any actions that would adversely change the relationships with providers, suppliers and customers of the Business;

(xvii) except as to Rick Garland, Errol Sonnier and Dan Wiggins, change or implement severance compensation benefits for any employee, increase compensation payable or that could become payable, directly or indirectly, to any employee or increase benefits under, or adopt any bonus, insurance, pension or other employee benefit plan payments or arrangement for or with any employees, all except as are consistent with past practices, or otherwise amend any such plan, payments or arrangements, all except as required by law;

(xviii) acquire any asset that would require the payment of $10,000 or more for any such asset, except for acquisitions of inventory in the ordinary course of business consistent with past practices;

(xix) write down Inventories except in each case in accordance with generally accepted accounting principles; or

(xx) agree, whether in writing or otherwise, to do any of the foregoing.

Section 8.02 Access. From the date hereof through the Closing, Seller shall afford to Purchaser and its authorized representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the Business, to the properties, books, contracts, records and appropriate officers and employees of Seller to the extent related to the Business and Acquired Assets, and shall furnish such authorized representatives with all financial and operating data and other information concerning the affairs of Seller to the extent related to the Business as Purchaser and such representatives may reasonably request.

Section 8.03 Third Party Approvals. Purchaser and Seller shall (and shall each cause their respective Affiliates to) use reasonable efforts to obtain all consents and approvals of third parties that any of Purchaser, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

Section 8.04 Non-Competition.

(a) (i) Each of Seller and Partner (for purposes of this Section 8.04, a “Restricted Party”), in order to induce Purchaser to enter into this Agreement, expressly covenants and agrees that during the Prohibited Period (as defined below), such Restricted Party will not, and will cause its Affiliates and shareholders not to, directly or indirectly, own, manage, operate, join, control or participate in or be connected with, or loan money to any business, individual, partnership, firm, corporation or other entity, which wholly or in any significant part, engages in Tubular Services in any geographic area where Purchaser or its Affiliates carries on business (a “Competing Business”). For purposes of this Section 8.04, any such business, individual, partnership, firm, corporation or other entity shall be deemed to be engaged in significant part in a Competing Business if more than 5% of its gross revenues in any 12 month period are attributable to the Competing Business. “Prohibited Period” shall mean five years from and after the Closing Date.

(ii) Each Restricted Party further expressly covenants and agrees that during the Prohibited Period, it will not, and will cause its Affiliates and shareholders not to (1) engage or employ, or solicit or contact with a view to the engagement or employment of any person who is an officer or employee of Purchaser or any of its

Affiliates (including any Business Employee); or (2) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Business any person who or which is a customer of Purchaser or any of its Affiliates.

(iii) To the extent that any part of this Section 8.04(a) may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

(b) The parties agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.04(a) are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Purchaser. The parties further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 8.04, Purchaser shall be entitled to immediate injunctive relief, as any such breach would cause Purchaser irreparable injury for which they would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Purchaser from pursuing any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

(c) Each Restricted Party hereby represents to Purchaser that it has read and understands and agrees to be bound by, the terms of this Section 8.04. Each Restricted Party acknowledges that the geographic scope and duration of the covenants contained in this Section 8.04 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Business, (ii) Seller’s and Partner’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (iii) the fact that the Business is conducted throughout the geographic area where competition is restricted by this Agreement, and (iv) the amount of consideration that Seller and the Partner are receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Purchaser is paying. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable legal requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable legal requirements, the parties hereto waive any provision of applicable legal requirements that would render any provision of this Section 8.04 invalid or unenforceable.

(d) Notwithstanding the other provisions of this section, nothing shall prevent Partner from acquiring publicly held securities of an entity representing up to 5% of the outstanding equity of such entity.

Section 8.05 Retained Employees. With respect to the Business Employees:

(a) Effective immediately following the Closing, Purchaser shall offer employment to all of the Business Employees at substantially the same base compensation as they are currently employed by Seller. Each such Business Employee who accepts a position shall hereinafter be referred to as a “Retained Employee” and shall become an employee of Purchaser. In order to facilitate the foregoing, Seller shall, effective at the Closing, terminate the employment of all Business Employees and take all appropriate steps necessary to comply with applicable law in connection with the termination of such Business Employees.

(b) Notwithstanding anything to the contrary contained in this Section 8.05, the parties acknowledge and agree that they do not intend to create any third-party beneficiary rights respecting any Business Employee as a result of the provisions hereof and specifically hereby negate any intention to so create any third-party beneficiary rights.

(c) Seller agrees that it shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all employment claims (collectively, the “Employment Claims”) by any employee or former employee of Seller which accrued prior to the Closing relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by employees of Seller. Purchaser agrees that it shall be responsible for all Employment Claims by any Retained Employee which accrued after the Closing relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by the Retained Employee. Schedule 8.05 sets forth a description of any known Employment Claims by the Business Employees that have been filed or may be filed after the date hereof arising out of conditions, actions or events that occurred before the Closing Date.

Section 8.06 Use of Name. From and after the Closing Date, Seller, Partner and their Affiliates will not, directly or indirectly, use in any manner the name “Cheyenne Services, Ltd.” or any derivative thereof or any other trade name, trademark, service mark or logo used by Seller, or any word or logo that is similar in sound or appearance, in the Business. Partner’s unrelated businesses operating under the names “Cheyenne Fluid Services, Inc” and “Cheyenne Supply, Inc.” may continue their present use of these names but shall not be used by Seller in the Business. Within 60 days after the Closing Date, Seller shall provide Purchaser with a certified copy of its relevant organizational documents indicating that it has changed its name in accordance with the foregoing sentence.

Section 8.07 Further Assurances. Each party hereto will, at the request of the other, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement; provided, however, that no such action, document, instrument or conveyance shall increase a party’s liability beyond that contemplated by this Agreement.

Section 8.08 Confidentiality. Seller and Partner agree that after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Acquired Assets or the Business shall be maintained in confidence and shall not be divulged by the Seller, Partner or any of their Affiliates to any party unless and until they shall become public knowledge (other than by disclosure in breach of this Section 8.08) or as required by applicable law, including applicable securities laws and regulations; provided, before Seller, Partner or any of their Affiliates discloses any of the foregoing as may be required by applicable law, such person shall give Purchaser reasonable advance notice and take such reasonable actions as Purchaser may propose to minimize the required disclosure.

Section 8.09 Exclusivity. From the date of this Agreement through the Closing Date, Seller and Partner will not (and Seller and Partner will not permit any of Seller’s officers, directors, managers or advisors to), directly or indirectly, solicit, initiate, encourage, negotiate with, engage in discussions with, accept any proposal or offers from, or provide any information or access to any person relating to a, direct or indirect, acquisition of all or substantially all of the Acquired Assets or the Business (by stock purchase, merger, consolidation or otherwise) by such person.

Section 8.10 Frank’s Patent Dispute. Seller has notified Purchaser that certain of the processes/procedures used by Seller in the conduct of the Business could possibly be argued to infringe upon the patent rights of Frank’s International, Inc. (“Franks”) under the patent described on Schedule 8.10 hereto (the “Frank’s Patent”). Seller and Partner agree that in the event that Frank’s, after the Closing, were to bring an action, claim or demand against Purchaser or its Affiliates based on the Frank’s patent including, without limitation a claim based on an allegation of infringement (a “Frank’s Patent Claim”) by Purchaser or its Affiliates of Frank’s rights under the Frank’s Patent, then:

(i) Partner will engage co-counsel to assist Purchaser and its counsel in investigating, evaluating, challenging and defending against any Frank’s Patent Claim. Partner will be responsible for the costs of its designated counsel, and Purchaser will be responsible for the costs of its designated counsel in such effort. If Purchaser and Partner engage separate counsel, then Purchaser’s counsel will be the lead counsel and control the proceeding but Partner’s counsel will provide substantial support, input and assistance in the proceeding;

(ii) Partner will fully cooperate, advise, consult with and participate in the investigation, evaluation, challenging and defense of any Frank’s Patent Claim;

(iii) Seller and Partner will pay fifty percent (50%) of any settlement costs payable by Purchaser or its Affiliates pursuant to any settlement or economic accommodation of a Frank’s Patent Claim;

(iv) Seller and Partner, jointly and severally, agree to pay and to indemnify and hold Purchaser and its Affiliates harmless from and against fifty percent (50%) of any judgment or award resulting from a final judicial determination from which no appeal may be taken with respect to any dispute subject to this Frank’s Patent Claim;

(v) The maximum liability of Seller and Partner under subsections (iii) and (iv) shall be Five Hundred Thousand Dollars ($500,000);

(vi) In the event that any Frank’s Patent Claim has been commenced by Frank’s prior to distribution of the funds in the Escrow Agreement, then Purchaser may cause the escrow agent under the Escrow Agreement to reserve such amount under the Escrow Agreement as may be reasonably required to satisfy Seller’s and Partner’s obligations which could arise under subsections (iii) and (iv); and

(vii) Purchaser agrees that prior to entering into any settlement arrangement with Frank’s with respect to a Frank’s Patent Claim which involves a monetary settlement payment, Purchaser will consult and coordinate with Partner respecting nonmonetary alternatives to offering a monetary settlement payment. Furthermore, Purchaser agrees to use commercially reasonable efforts, along with Partner, to reach a nonmonetary solution to any Frank’s Patent Claim prior to agreeing to a monetary settlement payment which would result in Purchaser (on the one hand) and Seller and Partner (on the other hand) being required to each bear 50% of such monetary settlement payment.

Section 8.11 Accounts Receivable. To the extent that any of the Accounts Receivable included in the Acquired Assets are not fully collected (without any setoff or reduction) within 120 days following the Closing, then Purchaser may notify Seller that Purchaser desires to assign such uncollected Accounts Receivable to Seller. In the event of any such assignment, Seller and Partner will pay to Purchaser, within five Business Days following such assignment an amount equal to the face amount of all such assigned Accounts Receivable.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. All representations and warranties of Seller and Partner contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing shall survive the Closing until twenty-four (24) months after the Closing Date, except that (i) the representations and warranties in Sections 6.01, 6.02 and 6.03 shall survive indefinitely, (ii) the representations and warranties in Section 6.15 shall survive for five (5) years following Closing and (iii) the representations and warranties in Section 6.11 shall survive for until the longer of twenty-four (24) months after the Closing Date or the applicable statute of limitations. Seller and Partner shall not have any liability for indemnification claims made under this Article IX with respect to any such representation, warranty or pre-closing covenant unless a claim notice is provided by the Purchaser to Seller or Partner prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a claim notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant, then the applicable representation, warranty or pre-closing covenant shall survive as to such claim, until such claim has been finally resolved.

Section 9.02 Indemnity. Seller and Partner agree to jointly and severally indemnify and hold Purchaser and its Affiliates harmless from and with respect to any and all claims, liabilities, losses, damages, costs, and expenses, including, with limitation, the fees and disbursements of counsel, related to or arising directly or indirectly out of any of the following:

(a) any inaccuracies in any representation or warranty made by Seller or Partner in or pursuant to this Agreement or any failure or breach by Seller or Partner of any pre-closing covenant, obligation, or undertaking made by Seller or Partner in this Agreement;

(b) any failure or breach by Seller or Partner of any post-closing covenant/obligation or undertaking made by Seller or Partner in this Agreement;

(c) any and all claims, liabilities, and obligations arising out of the operation of the Acquired Assets or any business carried on by Seller on or prior to the Closing Date other than Assumed Liabilities; and

(d) any claim or liability arising out of or with respect to Retained Liabilities.

Section 9.03 Limitations on Liability of Seller and Partner. Notwithstanding anything to the contrary herein, Seller and Partner shall have no liability arising out of or relating to Section 9.02(a) (other than as it applies to Sections 6.01, 6.02, 6.03, 6.10 and 6.11) except and until the aggregate losses actually incurred by the Purchaser thereunder exceed $50,000 and then only as to the excess. In no event shall the liability of the Seller or Partner exceed the Purchase Price.

Section 9.04 Claims.

(a) In the event that Purchaser or any Affiliate desires to make a claim against Seller or Partner under Section 9.02 hereof in connection with any action, suit, proceeding, or demand at any time instituted against or made upon Purchaser or any Affiliate for which Purchaser or such Affiliate may seek indemnification hereunder (a “Claim”), Purchaser or such Affiliate shall notify Seller and Partner of such Claim and the claim of indemnification with respect thereto, provided that failure of Purchaser or such Affiliate to give such notice shall not relieve Seller and Partner of their obligations under this Article IX, except to the extent, if at all, that Seller and Partner shall have been prejudiced thereby. Upon receipt of such notice from Purchaser or any Affiliate, Seller and Partner shall be entitled to assume responsibility for the defense of such Claim, and if and only if each of the following conditions is satisfied:

(i) Seller and Partner confirm in writing that they are obligated hereunder to indemnify Purchaser with respect to such Claim; and

(ii) Purchaser or its Affiliate does not give Seller and Partner written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by Purchaser’s or its Affiliate’s own counsel advisable.

Purchaser and its Affiliates shall retain the right to employ their own counsel and to participate in the defense of any Claim, the defense of which has been assumed by Seller and Partner pursuant hereto, but Purchaser and its Affiliates shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. If Seller and Partner assume any defense, Seller and Partner may not settle the underlying dispute without the prior approval of Purchaser unless Purchaser and its Affiliates receive a full release as a part of the settlement and such settlement does not adversely impact the Purchaser’s ownership or use of the Acquired Assets or conduct of the Business from and after the Closing.

(b) In the event of any Claims under Section 9.02 hereof, Purchaser or its Affiliate shall advise Seller and Partner, in writing, of the amount and circumstances surrounding any liquidated Claim. With respect to liquidated Claims, if within thirty (30) days Seller and Partner have not contested such Claim in writing, Seller or Partner shall pay the full amount thereof within ten (10) days after the expiration of such period. Seller and Partner agree that in the event of their failure to pay the full amount of such uncontested Claim within such time, Purchaser shall, in addition to other rights available at law or in equity, have the right to setoff against the payment of any obligations of Purchaser under Section 2.02 hereof or in respect of the promissory note the amount of such Claim that is so unpaid.

(c) Seller’s consent shall be a condition of any settlement other than a settlement in which a full release of the Seller is obtained.

ARTICLE X

TERMINATION

Section 10.01 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of Purchaser and Seller as evidenced in writing signed by each of Purchaser and Seller;

(b) by Purchaser, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Purchaser at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within 30 days after written notice thereof from Purchaser;

(c) by Seller, if there has been a material breach by Purchaser of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Purchaser within 30 days after written notice thereof from Seller;

(d) by either Purchaser or Seller if any governmental authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e) by either Purchaser or Seller, if the Closing has not occurred on or before November 30, 2005, or such later date as the parties may agree upon.

Section 10.02 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto; provided, however, that if this Agreement is validly terminated by a party as a result of breach of this Agreement by one or more non-terminating parties, then the terminating party shall be entitled to all rights and remedies available under applicable law or equity. The provisions of Section 10.02 hereof shall survive any termination of this Agreement.

ARTICLE XI

GENERAL

Section 11.01 Expenses. All expenses of the preparation, execution, and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys’, accountants’, and outside advisers’ fees and disbursements, shall be borne by the party incurring such expenses.

Section 11.02 Notices. All notices, demands, and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

If to Seller, to:

Cheyenne Services, Ltd.

c/o Carlos Torres

748 Blalock Road

Houston, Texas 77024

Telecopy: (713) 266-5169

If to Partner, to:

Carlos Torres

748 Blalock Road

Houston, Texas 77024

Telecopy: (713) 266-5169

If to Purchaser, to:

Tesco Corporation

6204 6A Street SE

Calgary, Alberta T2H 2B7

Canada

Telecopy: (403) 252-3362

Attention: General Counsel

with a copy to:

Tesco Corporation

c/o Tesco Corporation US

11330 Brittmoore Park Drive

Houston, Texas 77041

Telecopy: (713) 849-0075

Attention: Associate General Counsel

Section 11.03 Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be amended except by a written instrument hereafter signed by all of the parties hereto. The confidentiality letter agreement, dated March 28, 2005, by and between Tesco Corporation and Seller shall terminate effective as of the Closing.

Section 11.04 Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Texas.

Section 11.05 Arbitration.

(a) If a dispute arises out of or relating to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, then either party may submit such matter to binding arbitration in accordance with the procedures set forth in Schedule 11.05.

(b) This provision shall not apply to any dispute that otherwise would be governed by Section 2.02, Purchase Price adjustment.

Section 11.06 Sections and Section Headings. All enumerated subdivisions of this Agreement are herein referred to as “section” or “subsection.” The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

Section 11.07 Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 11.07 shall prevent Purchaser, without the consent of Seller or Partner, from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with Purchaser, provided further, the Seller shall, without the approval of Purchaser, have the right to convert to a limited partnership provided that such conversion does not adversely impact the Acquired Assets or the Purchaser.

Section 11.08 No Third Party Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation, other than Seller and Purchaser and their respective shareholders, any rights or remedies under or by reason of this Agreement.

Section 11.09 Rules of Construction.

(a) In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number and words of the masculine gender shall include the feminine and the neuter, and, when the sense so indicates, words of the neuter gender may refer to any gender.

(b) The terms “Affiliate” or “Affiliates” as used in this Agreement shall mean with respect to any person, any person which, directly or indirectly, controls, is controlled by, or is under a common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(c) The term “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(d) The term “Knowledge” as to Seller shall mean the actual knowledge of the directors, officers and employees of Seller.

Section 11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date and year first above written.

SELLER

CHEYENNE SERVICES, LTD.

By:	Cheyenne Houston Management LLC, its general partner

By:	/s/ Carlos A. Torres
Name:	Carlos A. Torres
Title:	President

PARTNER

/s/ Carlos A. Torres
Carlos A. Torres

PURCHASER

TESCO CORPORATION

By:	/s/ Julio M. Quintana
Name:	Julio M. Quintana
Title:	President & Chief Executive Officer